LOAN AGREEMENT

THIS LOAN AGREEMENT ("**Agreement**") dated this **12th** day of **March 2021** (the "**Effective Date**") between **Chet Billingsley**, an individual (the "**Lender**"), and **Mentor Capital, Inc.**, a Delaware corporation (the "**Borrower**").

WHEREAS, the Borrower wishes to borrow funds for its expenses, and the Lender wishes to loan the Borrower money to pay for its costs.

NOW, THEREFORE, in consideration of the Lender loaning certain monies (the "**Loan**") to the Borrower, and the Borrower repaying the Loan with interest to the Lender, both parties agree to keep, perform and fulfill the promises and conditions set out in this Agreement:

1. **Loan Amount**. The Lender promises to loan **One Hundred Thousand and 00/100 Dollars ($100,000.00)** to the Borrower, and the Borrower promises to repay the principal amount, with interest on the unpaid principal at an interest rate of **seven point eight percent (7.8%) per annum** compounded quarterly to the Lender on demand.

2. **Payment**. The Borrower will **immediately repay** this Loan to the Lender within **thirty (30) days** of the Borrower's receipt of the Lender's demand.

3. **Governing Law** This Agreement will be construed by and governed by the laws of the State of Texas.

4. **Costs** All costs, expenses and expenditures including, without limitation, the full legal costs incurred by enforcing this Agreement as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower.

5. **Binding Effect** This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Borrower and Lender. The Borrower waives presentment for payment, notice of non-payment, protest, and notice of protest.

6. **Amendments** This Agreement may only be amended or modified by a written instrument executed by both the Borrower and the Lender.

7. **Severability** The clauses and paragraphs in this Agreement are intended to be read and construed independently of each other. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

8. **General Provisions** Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

9. **Entire Agreement** This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF, the parties have duly affixed their signatures as of the Effective Date.

LENDER:	**BORROWER**
Chet Billingsley, an individual	Mentor Capital, Inc. a Delaware corporation
By: ______________________	By: ______________________
Chet Billingsley	Chet Billingsley, CEO